Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-281877), on Post-Effective Amendment No. 1 to Forms S-1 (File Nos. 333-229258 and 333-233228), on Forms S-8 (File Nos. 333-272811, 333-257723, and 333-287991), and on Post-Effective Amendment No. 1 to Forms S-8 (File Nos. 333-231477, 333-224920, and 333-207253) of our report dated March 27, 2025, with respect to the consolidated financial statements of Relmada Therapeutics, Inc. as of and for the year ended December 31, 2024 included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Houston, Texas

March 19, 2026